Exhibit 4.1

DYNEGY INC.

2010 LONG TERM INCENTIVE PLAN

I.           PURPOSE
    The purpose of the DYNEGY INC. 2010 LONG TERM INCENTIVE PLAN (the “Plan”) is to provide a means through which DYNEGY INC., a Delaware corporation (the “Company”), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates.  A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates.  Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, Performance Awards, Stock Appreciation Rights, Stock Units, and Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant, or Director as provided herein.

II.           DEFINITIONS
    The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

    (a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

    (b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Stock Appreciation Right Award, Stock Unit Award, or Phantom Stock Award.

    (c) “Award Agreement” means a written agreement between the Company and a Participant with respect to a grant of an Award.  For purposes of this Plan, the forms of Award Agreement shall include the following:

(1) Performance Award Agreements;
(2) Phantom Stock Award Agreements;
(3) Restricted Stock Award Agreements;
(4) Stock Appreciation Right Award Agreements;
(5) Stock Option Award Agreements; and
(6) Stock Unit Award Agreements.

    (d) “Board” means the Board of Directors of the Company.

    (e) “Code” means the Internal Revenue Code of 1986, as amended.  Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

    (f) “Committee” means a committee of the Board that is selected by the Board as provided in Section IV(a).

    (g) “Common Stock” means the Class A common stock, $0.01 par value per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Article XIII.

    (h) “Company” means Dynegy Inc., a Delaware corporation.

    (i) “Consultant” means any person who is not an Employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

    (j) “Corporate Change” means the occurrence of any of the following events:

(1)            a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets or equity interests of the Company to another entity if, in any such case, (i) the holders of equity securities of the Company immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such event or (ii) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event;

 (2)            a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (i) if the Company has not engaged in a merger or consolidation, the Company, or (ii) if the Company has engaged in a merger or consolidation, the resulting entity; or

(3)           circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

For purposes of this definition, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Corporate Change, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

    (k) “Covered Employee” means an Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Code Section 162(m).

    (l) “Director” means an individual who is a member of the Board.

    (m) “Disability” has the meaning provided in the Dynegy Inc. Long Term Disability Plan.

    (n) “Employee” means any person in an employment relationship with the Company or any Affiliate.

    (o) “Exempt Award” means an Award designated by the Committee as being exempt from the minimum restriction period and Performance Period requirements described in Sections VIII(a), IX(e), XI(b) and XII(b) of the Plan and/or the limitations on the Committee’s and Board’s discretionary authority to lapse or waive the restrictions on any Full Value Award and accelerate Options and Stock Appreciation Rights, except in the event of death, disability, or retirement of a Participant or a Corporate Change, as described in Sections VII(d), VIII(a), IX(e), X(b), XI(b) and XII(e) of the Plan.  Up to five percent (5%) of the aggregate number of shares of Common Stock that may be issued under the Plan may be designated by the Committee as Exempt Awards.

    (p) “Fair Market Value” means, as of any specified date, the closing sales price of the Common Stock reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee), or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported.  In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate, in accordance with Code Section 409A.

    (q) “Forfeiture Restriction” has the meaning provided in Section VIII(a) of the Plan.

    (r) “Full Value Award” means all Awards other than Stock Appreciation Rights and Options that have an exercise price equal to or greater than the Fair Market Value on the date of grant.

    (s) “Incentive Stock Option” means an incentive stock option within the meaning of Code Section 422.

    (t)  “1934 Act” means the Securities Exchange Act of 1934, as amended.

    (u) “Option” means an Award granted under Article VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

    (v) “Participant” means an Employee, Consultant, or Director who has been granted an Award.

    (w) “Performance Award” means an Award granted under Article XII of the Plan.

    (x) “Performance Criteria” means the criteria the Committee selects for purposes of (i) establishing the Performance Goal for a Performance Award (which is not a Qualified Performance-Based Award), or (ii) establishing a Forfeiture Restriction for a Restricted Stock Award, Stock Unit Award, or Phantom Stock Award (which are not  Qualified Performance-Based Awards).  The Performance Criteria are:

(1)  the price of a share of Common Stock,

(2)  the Company’s earnings per share derived from all or any segment or portion of the Company designated by the Committee,

(3)  the return on capital employed by the Company or any segment or portion of the Company designated by the Committee,

 (4)  the revenues of the Company or any segment or portion of the Company designated by the Committee,

(5)  the net income (before or after taxes) of the Company or any segment or portion of the Company designated by the Committee,

(6)  the cash flow return on investment of the Company or any segment or portion of the Company designated by the Committee,

(7)  the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any segment or portion of the Company designated by the Committee (including any derivations or adjusted version of this criteria as determined by the Committee) or any other earnings metric of the Company,

(8)  the return on stockholder’s equity achieved by the Company,

(9)  the total stockholder’s return achieved by the Company,

(10)  the operating cash flow, free cash flow or any other cash flow metric of the Company or a segment or portion of the Company designated by the Committee,

(11)  the Company’s liquidity or the liquidity of any segment or portion of the Company designated by the Committee,

(12)  the operating, capital or general and administrative (G&A) expenses of the Company or any segment or portion of the Company designated by the Committee,

(13)  the addition of economic value to or by the Company or any segment or portion of the Company designated by the Committee,

(14)  the safety, environmental, health or operational performance, based on an objective, measurable metric, of the Company or any segment or portion of the Company designated by the Committee,

(15)  any other performance metric selected by the Committee in its sole discretion, including a metric relating to the Company or any segment or portion of the Company designated by the Committee (including, but not limited to, any business unit or functional area of the Company), or

(16)  a combination of two or more of any of the foregoing.

    The Performance Criteria may be subject to adjustment by the Committee for significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof.  Notwithstanding anything to the contrary, the performance criteria for Qualified Performance-Based Awards are set forth in Section XII(g).

    (y) “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria (as described above) or the performance criteria applicable to Qualified Performance-Based Awards, as described in Section XII(g).  Depending on the Performance Criteria (or performance criteria under Section XII(g)) used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a segment or portion of the Company or the performance of an individual.  For any Award that incorporates Performance Goals, the Committee shall establish such Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.  For any Award that is designated as a Qualified Performance-Based Award, the Committee may disregard or offset the effect of any “Extraordinary Items” in determining the attainment of Performance Goals.  For this purpose, “Extraordinary Items” means extraordinary, unusual and/or non-recurring items, including but not limited to, (i) restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business or major asset, (iii) changes in business conditions, regulatory, tax or accounting regulations or laws, (iv) resolution and/or settlement of litigation and other legal proceedings or (v) the effect of a merger or acquisition.

    (z) “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award (or the earning of the Award) to which the Performance Goals relate.

    (aa) “Phantom Stock Award” means an Award granted under Article IX of the Plan.

    (bb) “Plan” means the Dynegy Inc. 2010 Long Term Incentive Plan, as amended from time to time.

    (cc) “Qualified Performance-Based Award” means a Performance Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Code Section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Article XII of the Plan.

    (dd) “Restricted Stock Award” means an Award granted under Article VIII of the Plan.

    (ee) “Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

    (ff) “Stock Appreciation Right” shall have the meaning assigned to such term in Article X of the Plan.

    (gg) “Stock Unit” shall have the meaning assigned to such term in Article XI of the Plan.

III.           EFFECTIVE DATE AND DURATION OF THE PLAN

    The Plan shall become effective upon the date its adoption by the Company is approved by the stockholders of the Company. No further Awards may be granted under the Plan after ten (10) years from the effective date of the Plan.  The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired; all Restricted Stock Awards, Stock Appreciation Right Awards, and Stock Unit Awards granted under the Plan have vested, been forfeited, or expired; and all Performance Awards and Phantom Stock Awards have been satisfied or expired.

IV.           ADMINISTRATION

    (a) Composition of Committee.  The Plan shall be administered by a committee of, and appointed by, the Board that shall be comprised solely of two (2) or more outside Directors (within the meaning of the term “outside directors” as used in Code Section 162(m) and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined in Rule 16b-3).

    (b) Powers.  Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option or Restricted Stock Award, the number of shares subject to or the value of each Performance Award, and the value of each Phantom Stock Award.  In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its sole discretion shall deem relevant.

    (c) Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan.  Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect.  The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

V.           SHARES SUBJECT TO THE PLAN; AWARD LIMITS;

GRANT OF AWARDS

    (a) Shares Subject to the Plan.  Subject to adjustment in the same manner as provided in Article XIII with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3,700,000 shares.  The following shares of Common Stock may not be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right or Option (e.g., shares of Common Stock previously granted in connection with an Option or Stock Appreciation Right but not issued), (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Option exercise price.  Notwithstanding the foregoing or anything to the contrary, shares of Common Stock previously granted or issued in connection with an Award that are subsequently forfeited back to the Company and/or that are canceled on account of termination, expiration or lapse of an Award shall be made available for issuance as Awards under the Plan.

    (b) Award Limits.  Notwithstanding any provision in the Plan to the contrary:

(1)           The maximum number of shares of Common Stock that may be subject to Options, Restricted Stock Awards, Stock Unit Awards, Stock Appreciation Rights, Phantom Stock Awards and Performance Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 2,000,000 shares or the equivalent of 2,000,000 shares of Common Stock (subject to adjustment in the same manner as provided in Article XIII with respect to shares of Common Stock subject to Options then outstanding), and

(2)           The maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10,000,000, and any payment due with respect to a Performance Award shall be paid no later than ten (10) years after the date of grant of such Performance Award.

(3)           Further, for grants of Full Value Awards, for each share of Common Stock that is granted, 1.15 shares of Common Stock shall be deemed to have been issued under the Plan and shall be counted against the share limits described in Subsections (a) and (b)(1) above on such basis.  (For example, if a Restricted Stock Award of 100 shares of Common Stock is granted under the Plan, 115 shares shall be charged against the share limits (as described in Subsections (a) and (b)(1) above) in connection with that Award.)

    The limitations set forth in clauses (1) and (2) above shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of Code Section 162(m), including, without limitation, counting against such maximum number of shares, to the extent required under Code Section 162(m) and applicable interpretive authority thereunder, any shares subject to Options that are canceled or adjusted as provided in Section XIII(b) below.

    (c) Grant of Awards.  The Committee may from time to time grant Awards to one or more Employees, Consultants, or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

    (d) Stock Offered.  Subject to the limitations set forth in Sections V(a) and (b), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.  Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.           ELIGIBILITY

    Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors.  An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award, a Stock Appreciation Right Award, a Stock Unit Award, or any combination thereof.

VII.           STOCK OPTIONS

    (a) Option Period.  The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant.

    (b) Limitations on Exercise of Option.  An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

    (c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Code Section 424) at the time the Option is granted.  To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options.  The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.  No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Code Section 422(b)(6), unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.  An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

    (d) Stock Option Award Agreement.  Each Option shall be evidenced by a Stock Option Award Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under Code Section 422.  Each Stock Option Award Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable, on the exercisability of the Option.  A Stock Option Award Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price.  Moreover, a Stock Option Award Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, a Stock Option Award Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment under a Stock Appreciation Right, in accordance with Article XI of the Plan.  The terms and conditions of the respective Award Agreements need not be identical.  Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Stock Option Award Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan (including, without limitation, an amendment that accelerates the time at which the Option, or a portion thereof, may be exercisable).  Notwithstanding the foregoing or anything to the contrary, however, unless an Option is designated as an Exempt Award, neither the Committee nor Board may, without stockholder approval, provide for the acceleration of exercisability of such an Option Award, except in the event of death, disability, or retirement of the Participant or a Corporate Change.

    (e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Article XIII, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted.  The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee.  The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee.  Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

    (f) Restrictions on Repricing of Options.  Except as provided in Article XIII, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel, exchange, substitute, buyout or surrender outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval.

    (g) Stockholder Rights and Privileges.  The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Participant’s name.

    (h) Options in Substitution for Options Granted by Other Employers.  Options may be granted under the Plan from time to time in substitution for options held by individuals providing services to corporations or other entities who become Employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII.           RESTRICTED STOCK AWARDS

    (a) Forfeiture Restrictions To Be Established by the Committee.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”).  The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Goals, (ii) the Participant’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing.  Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.  Notwithstanding the foregoing or anything to the contrary, unless a Restricted Stock Award is designated as an Exempt Award, if the Forfeiture Restrictions for such Restricted Stock Award are performance based, the Performance Period for such Award must be no less than one (1) year, and if the Forfeiture Restrictions for such Restricted Stock Award are not performance based, the restriction period for such Award must be no less than three (3) years.  If the right to receive a grant of a Restricted Stock Award must be earned over a Performance Period of at least one (1) year or earned over a period and subject to an additional restriction period that in combination equals a Performance Period of at least one (1) year, the foregoing restriction requirements described in the preceding sentence shall be considered met; similarly, if the right to receive a grant of a Restricted Stock Award must be earned over a restriction period of at least three (3) years or earned over a period and subject to an additional restriction period that in combination equals a restriction period of at least three (3) years, the foregoing restriction requirements described in the preceding sentence shall also be considered met. Additionally, for the sake of clarity, for purposes of the restriction requirements described in the preceding two sentences, permissible restriction periods include (but are not limited to) both ratable and cliff vesting periods (e.g., a three (3) year ratable vesting period for a non-performance based Restricted Stock Award). Further, notwithstanding the foregoing or anything to the contrary, unless a Restricted Stock Award is designated as an Exempt Award, neither the Committee nor Board may, without stockholder approval, provide for the waiver or lapsing of a restriction period or Performance Period applicable to a Restricted Stock Award, except in the event of death, disability, or retirement of the Participant or a Corporate Change (though the Committee may, in its discretion, provide for accelerated vesting of the Award, as described further in Subsection (d) below, provided that the Award is not settled or transferred prior to the end of the applicable restriction period or Performance Period).

    (b) Other Terms and Conditions.  Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Participant.  Unless provided otherwise in an Award Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Restricted Stock Award.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions.  Such additional terms, conditions or restrictions shall be set forth in an Award Agreement made in conjunction with the Award.

    (c) Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

    (d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards.  The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Participant pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date.  Any action by the Committee pursuant to this Subsection may vary among individual Participants and may vary among the Restricted Stock Awards held by any individual Participant.  Notwithstanding the preceding provisions of this Subsection, the Committee may not take any action described in this Subsection with respect to a Restricted Stock Award that has been designated as a Qualified Performance-Based Award.  Further, notwithstanding the preceding provisions of this Subsection, the Committee shall comply with the limitations set forth in Subsection (a) above; thus, unless a Restricted Stock Award is designated as an Exempt Award, though the Committee may accelerate vesting of the Award in its discretion pursuant to this Subsection, it may not, without stockholder approval, provide for the waiver or lapsing of the Award’s restriction period or Performance Period, as applicable, except in the event of death, disability, or retirement of the Participant or a Corporate Change.

    (e) Restricted Stock Award Agreements.  At the time any Award is made under this Article VIII, the Company and the Participant shall enter into a Restricted Stock Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Restricted Stock Award Agreements need not be identical.  Subject to the consent of the Participant and the restriction set forth in the next to last sentence of Subsection (d) above, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Award Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX.           PHANTOM STOCK AWARDS

    (a) Phantom Stock Awards.  Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, with or without satisfaction of any Performance Criteria or objectives, as determined by the Committee.  The Committee may, in its discretion, require payment or other conditions of the Participant respecting any Phantom Stock Award, including imposition of any Forfeiture Restrictions as determined in its sole discretion.

    (b) Award Period.  The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Participant.

    (c) Awards Criteria.  In determining the value of Phantom Stock Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

    (d) Payment.  Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award.  Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee.  Payment shall be made in a lump sum or in installments as prescribed by the Committee.  Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date.  Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.  In the event that payment is not made at the time vesting occurs, the Phantom Stock Award Agreement for the Phantom Stock Award shall contain provisions that comply with the requirements of Code Section 409A.

    (e) Termination of Award.  A Phantom Stock Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.  At the time the Award is issued, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Phantom Stock Award, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Participant prior to expiration of the Forfeitures Restrictions.  Such additional terms, conditions or restrictions shall be set forth in a Phantom Stock Award Agreement made in conjunction with the Award. Additionally, however, notwithstanding the foregoing or anything to the contrary, unless a Phantom Stock Award is designated as an Exempt Award, if the Forfeiture Restrictions for such Phantom Stock Award are performance based, the Performance Period for such Award must be no less than one (1) year, and if the Forfeiture Restrictions for such Phantom Stock Award are not performance based, the restriction period for such Award must be no less than three (3) years.  If the right to receive a grant of a Phantom Stock Award must be earned over a Performance Period of at least one (1) year or earned over a period and subject to an additional restriction period that in combination equals a Performance Period of at least one (1) year, the foregoing restriction requirements described in the preceding sentence shall be considered met; similarly, if the right to receive a grant of a Phantom Stock Award must be earned over a restriction period of at least three (3) years or earned over a period and subject to an additional restriction period that in combination equals a restriction period of at least three (3) years, the foregoing restriction requirements described in the preceding sentence shall also be considered met.  Additionally, for the sake of clarity, for purposes of the restriction requirements described in the preceding two sentences, permissible restriction periods include (but are not limited to) both ratable and cliff vesting periods (e.g., a three (3) year ratable vesting period for a non-performance based Phantom Stock Award).  Further, notwithstanding the foregoing or anything to the contrary, unless a Phantom Stock Award is designated as an Exempt Award, neither the Committee nor Board may, without stockholder approval, provide for the waiver or lapsing of a restriction period or Performance Period applicable to a Phantom Stock Award, except in the event of death, disability, or retirement of the Participant or a Corporate Change (though the Committee may provide for accelerated vesting of the Award, in its discretion, provided that settlement or payment of the Award is not made prior to the end of the applicable restriction period or Performance Period).

    (f) Phantom Stock Award Agreements.  At the time any Award is made under this Article X, the Company and the Participant shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Phantom Stock Award Agreements need not be identical.

X.           STOCK APPRECIATION RIGHTS

    (a) Stock Appreciation Rights.  A Stock Appreciation Right is an Award that may or may not be granted in tandem with an Option, and entitles the holder to receive an amount equal to the difference between the Fair Market Value of the shares of Common Stock at the time of exercise of the Stock Appreciation Right and the option price, subject to the applicable terms and conditions of the tandem options and the following provisions of this Article X.

    (b) Stock Appreciation Right Period.  The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten (10) years from the date of grant. Further, notwithstanding the foregoing or anything to the contrary, unless a Stock Appreciation Right is designated as an Exempt Award, neither the Committee nor Board may, without stockholder approval, provide for the acceleration of exercisability of such a Stock Appreciation Right Award, except in the event of death, disability, or retirement of the Participant or a Corporate Change.

    (c) Exercise.  A Stock Appreciation Right shall entitle the holder of an Option to receive, upon the exercise of the Stock Appreciation Right, shares of Common Stock (valued at their Fair Market Value at the time of exercise), cash, or a combination thereof, in the discretion of the Committee, in an amount equal in value to the excess of the Fair Market Value of the shares of Common Stock subject to the Stock Appreciation Right as of the date of such exercise over the purchase price of the Stock Appreciation Right. If granted in tandem with an Option, the exercise of a Stock Appreciation Right will result in the surrender of the related Option and, unless otherwise provided by the Committee in its sole discretion, the exercise of an Option will result in the surrender of a related Stock Appreciation Right, if any.  Notwithstanding the foregoing or anything to the contrary, with respect to Stock Appreciation Rights not granted in tandem with an Option, the exercise price of such a Stock Appreciation Right, subject to adjustment as provided in Article XIII, shall not be less than the Fair Market Value of a share of Common Stock on the date such Stock Appreciation Right is granted. Further, except as provided in Article XIII, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Appreciation Rights or cancel, exchange, substitute, buyout or surrender outstanding Stock Appreciation Rights in exchange for cash, other Awards or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Appreciation Rights without stockholder approval.

    (d) Expiration Date.  The “expiration date” with respect to a Stock Appreciation Right shall be determined by the Committee, and if granted in tandem with an Option, shall be not later than the expiration date for the related Option. If neither the right nor the related Option is exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in cash.

    (e) Stock Appreciation Right Award Agreements.  At the time any Award is made under this Article X, the Company and the Participant shall enter into a Stock Appreciation Right Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Stock Appreciation Right Award Agreements need not be identical.

XI.           STOCK UNITS

    (a) Stock Units.  The Committee may, subject to the limitations of the Plan and the availability of shares reserved but not previously awarded under this Plan, grant Stock Units to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions.  A “Stock Unit” Award is the grant of a right to receive shares of Common Stock and/or cash in the future.

    (b) Forfeiture Restrictions To Be Established by the Committee.  The minimum vesting, Performance Period or other Forfeiture Restrictions for Awards of Stock Units shall be determined by the Committee. Notwithstanding the foregoing or anything to the contrary, however, unless a Stock Unit is designated as an Exempt Award, if the Forfeiture Restrictions for such Stock Unit are performance based, the Performance Period for such Award must be no less than one (1) year, and if the Forfeiture Restrictions for such Stock Unit are not performance based, the restriction period for such Award must be no less than three (3) years.  If the right to receive a grant of a Stock Unit must be earned over a Performance Period of at least one (1) year or earned over a period and subject to an additional restriction period that in combination equals a Performance Period of at least one (1) year, the foregoing restriction requirements described in the preceding sentence shall be considered met; similarly, if the right to receive a grant of a Stock Unit must be earned over a restriction period of at least three (3) years or earned over a period and subject to an additional restriction period that in combination equals a restriction period of at least three (3) years, the foregoing restriction requirements described in the preceding sentence shall also be considered met.  Additionally, for the sake of clarity, for purposes of the restriction requirements described in the preceding two sentences, permissible restriction periods include (but are not limited to) both ratable and cliff vesting periods (e.g., a three (3) year ratable vesting period for a non-performance based Stock Unit Award).  Further, notwithstanding the foregoing or anything to the contrary, unless a Stock Unit is designated as an Exempt Award, neither the Committee nor Board may, without stockholder approval, provide for the waiver or lapsing of a restriction period or Performance Period applicable to such a Stock Unit Award, except in the event of death, disability, or retirement of the Participant or a Corporate Change (though the Committee may provide for accelerated vesting of the Award, in its discretion, provided that settlement or payment of the Award is not made prior to the end of the applicable restriction or Performance Period).

    (c) Terms and Conditions of Awards.  For each Participant, the Committee will determine the timing of awards; the number of Stock Units awarded; the value of Stock Units, which may be stated either in cash or in shares of Common Stock; any performance measures used for determining whether the Stock Units are earned; the number of earned Stock Units that will be paid in cash and/or shares of Common Stock; and whether dividend equivalents will be paid on Stock Units, either currently or on a deferred basis.

    (d) Payment.  Payment for Stock Units earned shall be wholly in cash, wholly in Common Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Committee shall provide.  The Committee will determine the number of earned Stock Units to be paid in cash and the number to be paid in Common Stock.  For Stock Units payable in shares of Common Stock, one share of Common Stock will be paid for each share earned, or cash will be paid for each share earned equal to either (i) the Fair Market Value of a share of Common Stock at the delivery date, as applicable, or (ii) the Fair Market Value of the Common Stock averaged for a number of days determined by the Committee.  For Stock Units awarded in cash, the value of each share earned will be paid in its initial cash value, or shares of Common Stock will be distributed based on the cash value of the shares earned divided by (i) the Fair Market Value of a share of Common Stock at the delivery date or end of the Performance Period, as applicable, or (ii) the Fair Market Value of a share of Common Stock averaged for a number of days determined by the Committee. In the event that payment is not made at the time vesting occurs, the Award Agreement for the Stock Unit Award shall contain provisions that comply with the requirements of Code Section 409A.

    (e) Death, Disability or Termination of Employment or Service.  A Participant whose employment or service with the Company and Affiliates terminates because of death, or who incurs a Disability prior to the delivery date for Stock Units, shall be entitled to the full value of the earned Stock Units at the conclusion of the Performance Period (or the deferred delivery date).  If the Participant’s employment or service with the Company and Affiliates terminates for any reason other than death or Disability (i) during a Performance Period or (ii) prior to the delivery date for deferred Stock Units, the Stock Units will be forfeited on the date his employment or service with the Company and Affiliates terminates.  Notwithstanding the foregoing provisions, the Committee may determine that the Participant will be entitled to receive all or any portion of the Stock Units that he would otherwise receive, and may accelerate the determination and payment of those shares or units not subject to Code Section 409A or make such other adjustments as the Committee, in its sole discretion, deems desirable; provided, however, the Committee shall comply with the limitations set forth in Subsection (b) above; thus, unless a Stock Unit Award is designated as an Exempt Award, though the Committee may accelerate vesting of the Award in its discretion pursuant to this Subsection, it may not, without stockholder approval, provide for the waiver or lapsing of the Award’s restriction period or Performance Period, as applicable, except in the event of death, disability, or retirement of the Participant or a Corporate Change.

    (f) Stock Unit Award Agreements.  At the time any Award is made under this Article XI, the Company and the Participant shall enter into a Stock Unit Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Stock Unit Award Agreements need not be identical.

XII.           PERFORMANCE AWARDS

    (a) Purpose. The purpose of this Article XII is to provide the Committee the ability to (i) grant Restricted Stock Awards, Stock Unit Awards, and Phantom Stock Awards as Qualified Performance-Based Awards, and (ii) grant Performance Awards (including, for example, Restricted Stock Awards, Stock Unit Awards, Phantom Stock Awards, Options and/or Stock Appreciation Rights) that are settled in cash or shares of Common Stock based on the satisfaction of Performance Criteria and, where applicable, to cause such awards to be Qualified Performance-Based Awards.  If the Committee, in its discretion, decides to grant to a Covered Employee an Award that is intended to constitute a Qualified Performance-Based Award, the provisions of this Article XII shall control over any contrary provision contained herein; provided, however, that the Committee may grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals that do not satisfy the requirements of this Article XII.

    (b) Performance Measures and Performance Period.  A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the Performance Period.  The Committee shall designate (i) the Performance Criteria for each Performance Award, (ii) the Performance Period for each Performance Award, (iii) the number of shares of Common Stock subject to, or the maximum value of, the Performance Award.  The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of the Performance Goals. Further, notwithstanding the foregoing or anything to the contrary, if a Performance Award is a Full Value Award, unless such Performance Award is designated as an Exempt Award, the Performance Period for such Award must be no less than one (1) year.  If the right to receive a grant of a Performance Award must be earned over a Performance Period of at least one (1) year or earned over a period and subject to an additional restriction period that in combination equals a Performance Period of at least one (1) year, the foregoing restriction requirements described in the preceding sentence shall be considered met.

    (c) Awards Criteria.  In determining the value of Performance Awards, the Committee shall take into account a Participant’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.  The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award (including any Qualified Performance-Based Award) during a Performance Period.

    (d) Payment.  Following the end of the Performance Period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such Performance Period, as determined and certified in writing by the Committee.  Payment of a Performance Award may be made in a lump sum in cash, Common Stock, or a combination thereof, as determined by the Committee, and shall be made no later than two and one-half (2-1/2) months after the end of the Performance Period.  If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date.

    (e) Termination of Award.  A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable Performance Period, except as may be determined by the Committee.  Further, notwithstanding the foregoing or anything to the contrary, unless a Performance Award is designated an Exempt Award, neither the Committee nor Board may, without stockholder approval, provide for the waiver or lapsing of the Performance Period applicable to such a Performance Award that is a Full Value Award or the acceleration of such a Performance Award that is not a Full Value Award, except in the event of death, disability, or retirement of the Participant or a Corporate Change (though the Committee may, in its discretion, provide that such an Award ceases to be nonforfeitable if the payment, settlement or transfer (as applicable) of the Award is not made prior to the end of the Award’s Performance Period, subject to the other provisions of the Plan).

    (f) Performance Award Agreements.  At the time any Award is made under this Article XII, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate.  The terms and provisions of the respective Performance Award Agreements need not be identical.

    (g) Special Rules for Qualified Performance-Based Awards.

       (1) Applicability. This Subsection (g) shall apply only to Awards made to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards.  The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period.  Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

       (2) Procedures with Respect to Qualified Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code Section 162(m)(4)(C), with respect to any Award that may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code Section 162(m)), the Committee shall, in writing:

(i)           designate one or more Covered Employees,

(ii)            identify one or more of the following performance criteria to be used in establishing the Performance Goals:

(1)  the price of a share of Common Stock,

(2)  the Company’s earnings per share derived from all or any segment or portion of the Company designated by the Committee,

(3)  the return on capital employed by the Company or any segment or portion of the Company designated by the Committee,

(4)  the revenues of the Company or any segment or portion of the Company designated by the Committee,

(5)  the net income (before or after taxes) of the Company or any segment or portion of the Company designated by the Committee,

(6)  the cash flow return on investment of the Company or any segment or portion of the Company designated by the Committee,

(7)  the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any segment or portion of the Company designated by the Committee (including any derivations or adjusted version of this criteria as determined by the Committee) or any other earnings metric of the Company,

(8)  the return on stockholder’s equity achieved by the Company,

(9)  the total stockholder’s return achieved by the Company,

(10)  the operating cash flow, free cash flow or any other cash flow metric of the Company or a segment or portion of the Company designated by the Committee,

(11)  the Company’s liquidity or the liquidity of any segment or portion of the Company designated by the Committee,

(12)  the operating, capital or general and administrative (G&A) expenses of the Company or any segment or portion of the Company designated by the Committee,

(13)  the addition of economic value to or by the Company or any segment or portion of the Company designated by the Committee,

(14)  the safety, environmental, health or operational performance, based on an objective, measurable metric, of the Company or any segment or portion of the Company designated by the Committee, or

 (15)  a combination of two or more of any of the foregoing,

(iii)           establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and

(iv)           specify the relationship between such performance criteria and the Performance Goals and the amounts of such  Performance Awards, as applicable, to be earned by each Covered Employee for such Performance Period.

    Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.  The Committee may disregard or offset the effect of any “Extraordinary Items” in determining the attainment of Performance Goals.  For this purpose, “Extraordinary Items” means extraordinary, unusual and/or non-recurring items, including but not limited to, (i) restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business or major asset, (iii) changes in business conditions, regulatory, tax or accounting regulations or laws, (iv) resolution and/or settlement of litigation and other legal proceedings or (v) the effect of a merger or acquisition. The Committee may not increase during a year the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

    (3) Payment of Qualified Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a subsidiary on the day a Qualified Performance-Based Award for such Performance Period is paid to the Participant.  Furthermore, a Participant shall be eligible to receive payment pursuant to a Qualified Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.  Unless otherwise provided in the applicable Award Agreement, in the event of termination of the Participant’s service due to death or in the event the Participant incurs a Disability, all unvested Qualified Performance-Based Awards held by such Participant shall immediately vest.

    (4) Acceleration Upon a Corporate Change.  In the event of a Corporate Change, all unvested Qualified Performance-Based Awards held by a Participant shall become immediately vested upon the Corporate Change.

   (5) Dividends and Other Distributions.  A Participant shall not be paid any dividends or other distributions with respect to Qualified Performance-Based Awards until the Participant has become vested in the shares covered by the Qualified Performance-Based Awards.  At the time of vesting, the Participant shall receive a cash payment equal to the aggregate cash dividends (without interest) (other than distributions in shares) and the number of shares equal to any stock dividends that the Participant would have received if the Participant had owned all of the shares which vested for the period beginning on the date of the Award, and ending on the date of vesting or payment.  No dividends shall be paid to the Participant with respect to any Qualified Performance-Based Awards that are forfeited by the Participant.

    (6) Additional Limitations.  Notwithstanding any other provision of the Plan, any Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Code Section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

    (7) Effect on Other Plans and Arrangements.  Nothing contained in this Subsection will be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

XIII.           RECAPITALIZATION OR REORGANIZATION

    (a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

    (b) Adjustment upon a Change in Capitalization

       (1) Subdivision or Consolidation of Shares; Stock Dividends.  The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall he proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.  Any fractional share resulting from such adjustment shall be rounded down to the next whole share.

       (2) Recapitalizations.  If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.

    (c) Adjustment upon a Corporate Change.  If a Corporate Change occurs, no later than (x) ten (10) days after the approval by the stockholders of the Company of the merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) thirty (30) days after a Corporate Change of the type described in Section 2(j)(2), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives, which alternatives may vary among individual Participants and which may vary among Options held by any individual Participant:

       (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate;

       (2) require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Options held by such Participants (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subsection (d) below (the “Change of Control Value”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or

       (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Common Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

    (d) Change of Control Value.  For the purposes of clause (2) in Subsection (c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows; (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options.  In the event that the consideration offered to stockholders of the Company in any transaction described in this Subsection (d) or Subsection (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

    (e) Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Article XIII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award.  In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Article XIII, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.  Notwithstanding the foregoing, except as otherwise provided by the Committee, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Participant, may require the mandatory surrender to the Company by selected Participants of some or all of the outstanding Performance Awards and Phantom Stock Awards as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash equal to the maximum value of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.

    (f) Stockholder Action.  Any adjustment provided for in the above Subsections shall be subject to any required stockholder action.

    (g) No Adjustments unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

    (h) Code Section 409A Provisions with Respect to Adjustments.  Notwithstanding the foregoing: (i) any adjustments made pursuant to this Article to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

XIV.           AMENDMENT AND TERMINATION OF THE PLAN

    The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted.  The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (i) amend the Plan to increase the maximum aggregate number of shares that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan, or (ii) amend or delete Article VII(f).

XV.           MISCELLANEOUS

    (a) No Right To An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award, a right to a Stock Appreciation Right Award, a right to a Stock Unit Award, or a right to a Phantom Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

    (b) No Employment/Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time.  Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

    (c) Other Laws; Withholding.  The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares.  No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.  The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

    (d) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

    (e) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Article VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

    (f) Termination of Awards or Disgorgement of Funds Triggered By Material Restatement of the Company’s Financial Results.  In accordance with Section 16 of the Company’s March 6, 2008 Amended and Restated Corporate Governance Guidelines, in the event of a material restatement of the Company’s financial results, the Committee shall have the authority to review the incentive and/or equity compensation Awards granted under the Plan to the Company’s “Executive Officers,” as defined under the 1934 Act and the rules and regulations promulgated thereunder, on the basis of having achieved specified performance targets during the period for which such financial results are or will be restated and to take any appropriate action, as determined by the Committee (including, but not limited to, termination of Awards or repayment of Award proceeds to the Company), with respect to any such incentive and/or equity compensation Awards granted hereunder to the extent such specified performance targets were not achieved in light of the restatement of the Company’s financial results.

    (g) Right of Offset.  The Company will have the right to offset against its obligation to deliver shares of Common Stock under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would constitute an “acceleration” of a payment hereunder within the meaning of Code Section 409A, and that the Company shall not have the right to offset any amount over $5,000 with respect to Awards subject to Code Section 409A.  This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.

    (h) Code Section 409A.  It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common stock pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A.  Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto. Unless expressly permitted by the Committee in an Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to an Award.

   (i) Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.